Exhibit 99.1

News Release
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com
Baker Hughes, a GE company Announces Third Quarter 2018 Results

•	Orders of $5.7 billion for the quarter, down 5% sequentially and flat year-over-year

•	Revenue of $5.7 billion for the quarter, up 2% sequentially and up 7% year-over-year

•	GAAP operating income of $282 million for the quarter, increased $204 million sequentially and increased $475 million year-over-year

•	Adjusted operating income (a non-GAAP measure) of $377 million for the quarter, up 30% sequentially and up $207 million year-over-year*

•	GAAP diluted earnings per share of $0.03 for the quarter which included $0.16 per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $0.19*

•
Cash flows generated from operating activities were $239 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $146 million. Included in free cash flow is a cash usage of $151 million relating to restructuring, legal settlements and merger-related payments*

*The Company presents its financial results in accordance with GAAP which includes the results of Baker Hughes and GE Oil & Gas from the transaction closing date of July 3, 2017. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1a, 1b and 1c for a reconciliation of GAAP to non-GAAP financial measures.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

LONDON & HOUSTON (October 30, 2018) – Baker Hughes, a GE company (NYSE: BHGE) ("BHGE" or the "Company") announced results today for the third quarter of 2018.

	Three Months Ended			Variance
(in millions except per share amounts)	September 30, 2018	June 30, 2018	September 30, 2017	Sequential	Year-over-year
Orders	$5,746	$6,036	$5,745	(5)%	—%
Revenue	5,665	5,548	5,301	2%	7%
Operating income (loss)	282	78	(193)	F	F
Adjusted operating income (non-GAAP)*	377	289	170	30%	F
Net income (loss) attributable to BHGE	13	(19)	(134)	F	F
Adjusted net income (loss) (non-GAAP) attributable to BHGE*	78	41	(7)	90%	F
EPS attributable to Class A shareholders	0.03	(0.05)	(0.31)	F	F
Adjusted EPS (non-GAAP) attributable to Class A shareholders*	0.19	0.10	(0.02)	90%	F
Cash flow from (used in) operating activities	239	139	(195)	72%	F
Free cash flow (non-GAAP)*	146	(22)	(405)	F	F
*These are non-GAAP financial measures. See section entitled "Charges and Credits" for a reconciliation from GAAP.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

“We are now in the second year of our journey as BHGE. The Company’s operations are improving, and we are driving change in the industry with our differentiated portfolio. We are focused on commercial innovation, outcome-based models and leveraging our leading technology offerings to drive significant efficiency and productivity enhancements for BHGE and our customers. We remain focused on our priorities of gaining market share, increasing margin rates and delivering strong free cash flow," said Lorenzo Simonelli, BHGE Chairman, President and Chief Executive Officer.
“In the third quarter, we delivered $5.7 billion in orders and $5.7 billion in revenues. Adjusted operating income in the quarter was $377 million. Year-to-date we have generated $350 million of free cash flow. We delivered $224 million of synergies in the quarter and are on track to achieve the $700 million target for the year.
“In Oilfield Services (OFS), the market environment continues to improve, and our well construction product lines are seeing robust activity increases. We remain focused on gaining share in critical markets, and increasing the margin rate, which was up more than 400 basis points year-over-year. This quarter, we secured some critical wins in the Middle East and achieved a number of significant execution milestones with our customers across the Marcellus and Permian basins in North America. We saw strong growth in our Drilling Services and international Pressure Pumping product lines and we outperformed the market in the Middle East and Asia Pacific.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

“In our Oilfield Equipment (OFE) segment, the outlook is steadily improving. This quarter we secured several wins across our portfolio, including our first newbuild blowout preventer (BOP) order since 2014. We are leveraging our flexible partnership models and enhancing our technology offering to drive better, more sustainable subsea economics for customers, and we are well positioned as the market continues to improve.
“In our Turbomachinery & Process Solutions (TPS) segment, we continue to see strength in the LNG market and BHGE is well positioned to benefit as customers move forward with new projects. In the quarter, we secured important awards in the upstream production and pipeline segments and are seeing improvements in our transactional services business. We remain focused on maintaining our LNG leadership and delivering on our cost-out initiatives.
“In our Digital Solutions (DS) segment, another quarter of strong execution led to solid revenue growth and over 350 basis points of margin expansion year-over-year. The oil and gas end markets continue to gain momentum, specifically in pipeline inspection. We are also gaining further traction with customers in our digital offerings and driving growth in our core hardware business across multiple industries, including aviation, automotive and consumer electronics.
“We are encouraged by the improved outlook for the macro environment. We expect both the North American and International markets to grow in 2019 as customers increase spending and overall rig and well counts grow. The offshore market is the strongest it has been in many years and the improving tender and order activity is an encouraging sign as we look out to 2019 and beyond. The LNG outlook is also improving, and we conservatively estimate a total of 65 million tons per annum of new capacity to be sanctioned by 2020. We remain well-positioned for the next build-cycle.
“We continue to leverage our differentiated technology, unique portfolio and our focus on customers to build market-leading product companies and deliver productivity solutions to the oil and gas industry. As we enter the second year of our journey as BHGE, we remain focused on what matters most - delivering for our customers and for our shareholders,” concluded Simonelli.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Quarter Highlights

Customer Wins
BHGE’s OFS segment was awarded the first large-scope integrated services contract for the Marjan field in Saudi Arabia, Saudi Aramco’s largest upstream development project this year, and the first of three major offshore expansions in Saudi Arabia. BHGE will provide integrated well construction technology and services, including its AutoTrak™ rotary steerable system, logging-while-drilling services, reservoir navigation services, coiled tubing and drilling fluids engineering services.
OFS also secured the largest-ever oilfield services contract awarded in Qatar, a five-year integrated drilling services contract to support offshore and onshore drilling activities. The Company was selected because of its exceptional performance, solid infrastructure and close customer partnership. This represents an important step in expanding BHGE’s integrated well services offering to customers in the Middle East.
BHGE's OFE segment secured important wins in the North Sea this quarter. Nexen Petroleum awarded the Company a contract to provide subsea production systems for the Buzzard Phase II project in the UK North Sea. BHGE will supply six medium-water horizontal subsea trees (production and water injection), wellheads and subsea and topside control systems for the project. BHGE will also provide oilfield services, including integrated drilling, evaluation, completions, intervention and other well-related services.
Also in the North Sea, OFE secured a three-year extension to a subsea services frame agreement with Equinor. As part of the agreement, BHGE will provide a wide-range of aftermarket and life-of-field management services, including repair, testing, offshore field-service support, well intervention and obsolescence management.
OFE won its first new build blowout preventer (BOP) order since 2014 for a semi-submersible drilling rig in Asia. BHGE will provide the subsea well control package, which consists of a five-cavity BOP stack, wellhead connectors, a subsea control system and a marine drilling riser system.
The TPS segment secured its fourth floating production storage and offloading vessel (FPSO) win of the year, up from just one FPSO in 2017. BHGE will provide gas turbine generators, drivers and electric motor driven compressors, and will work closely with the customer on all commercial and technical aspects of the project.
TPS’ Pipeline & Gas Processing business secured an award to provide turbocompressor packages, using the PGT25 Plus aeroderivative gas turbine technology with dry low emission combustors, at two compression stations on a pipeline in Canada.
The DS segment was awarded a large contract for condition monitoring and control systems at the Bruce Power Plant in Canada. The contract includes the Company’s industry-leading Mark VIe turbine controls as well as BHGE’s Bently Nevada condition monitoring technology, Security ST cybersecurity protection suite and turbine simulator software, which demonstrates BHGE’s unique ability to combine hardware and software successfully.
DS’ Condition Monitoring and Control Systems business is expanding into the mining segment, and this quarter secured a major contract with a customer in Latin America to deploy a plant-wide condition monitoring system across their operations. The wireless condition-based monitoring solution, which enables customers to gain access to data in hard-to-reach areas, is continuing to gain traction with customers in the Middle East, Latin America and North America.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Technology and Innovation
BHGE’s OFE segment is developing a new family of modular products that work together as an integrated subsea system to optimize life-of-well costs. Its new lightweight compact tree is 50% lighter than its predecessor and reduces manufacturing and installation costs. Its new compact block manifold reduces cycle time, cost and footprint. The Company is also developing the world’s first subsea multi-phase pump without a barrier fluid system, which allows the pump to be configured to different field requirements quickly and easily. The connecting system enables fast and reliable connections between all three elements, ensuring better reliability and reducing complexity and risk.

Executing for Customers
BHGE’s advanced drilling portfolio continues to deliver superior performance for customers. In the third quarter, BHGE set a drilling world record, delivering over nine thousand feet in a 24-hour period for a customer in the Marcellus. The team used its remote monitoring capabilities to ensure the well path stayed in the target zone 100% of the time, resulting in 35% lower drilling costs. Over the last three years, BHGE has drilled over a mile a day in more than 200 wells in the Marcellus and Utica basins, demonstrating its ability to deliver world-class results on a consistent and sustainable basis.
In the Permian this quarter, BHGE partnered with a large customer to improve drilling performance on existing assets. The Company’s leading drilling solutions including its AutoTrak™ Curve rotary steerable system, Dynamus™ Extended-Life drill bits and an experienced field crew delivered the first well 50% faster than planned, with very high accuracy.
In September, BHGE announced the successful deployment of its digital Plant Operations Advisor solution across BP’s operated platforms in the Gulf of Mexico, marking the largest "Industrial Internet of Things" deployment in the industry. BHGE has now started implementing the technology with another large international customer, demonstrating its ability to provide advanced software capabilities across different customer environments.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Consolidated Results by Reporting Segment*
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	September 30, 2018	June 30, 2018	September 30, 2017	Sequential	Year-over-year
Oilfield Services	$3,011	$2,866	$2,734	5%	10%
Oilfield Equipment	553	1,035	760	(47)%	(27)%
Turbomachinery & Process Solutions	1,552	1,498	1,334	4%	16%
Digital Solutions	629	637	918	(1)%	(31)%
Total	$5,746	$6,036	$5,745	(5)%	—%

Orders for the quarter were $5,746 million, down 5% sequentially and flat year-over-year. This sequential decrease was driven by lower orders in Oilfield Equipment primarily driven by orders timing, partially offset with growth in Oilfield Services and Turbomachinery & Process Solutions. Equipment orders were down 11% and service orders were flat sequentially.
Year-over-year, orders in both Turbomachinery & Process Solutions and Oilfield Services grew. This was offset by lower Oilfield Equipment and Digital Solutions orders. Year-over-year equipment orders were down 8% and service orders were up 6%.
The Company's total book-to-bill ratio in the quarter was 1.0; equipment book-to-bill ratio in the quarter was 1.0.
Remaining Performance Obligations (RPO) in the third quarter ended at $20.8 billion, a decrease of $0.1 billion from the second quarter of 2018. Equipment RPO was $5.4 billion, flat sequentially. Services RPO was $15.3 billion, down 1% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	September 30, 2018	June 30, 2018	September 30, 2017	Sequential	Year-over-year
Oilfield Services	$2,993	$2,884	$2,661	4%	12%
Oilfield Equipment	631	617	613	2%	3%
Turbomachinery & Process Solutions	1,389	1,385	1,414	—%	(2)%
Digital Solutions	653	662	614	(1)%	6%
Total	$5,665	$5,548	$5,301	2%	7%
Revenue for the quarter was $5,665 million, an increase of $118 million, or 2%, sequentially. The increase was driven primarily by higher volume in Oilfield Services and Oilfield Equipment, which was up 4% and 2% respectively, partially offset by lower volume in Digital Solutions, which was down 1%. Turbomachinery & Process Solutions was flat sequentially.
Compared to the same quarter last year, revenue was up 7%. Oilfield Services was up 12%, Digital Solutions was up 6%, and Oilfield Equipment was up 3%, partially offset by Turbomachinery & Process Solutions which was down 2%.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Consolidated Operating Income (Loss) by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income (loss)	September 30, 2018	June 30, 2018	September 30, 2017	Sequential	Year-over-year
Oilfield Services	$231	$189	$88	22%	F
Oilfield Equipment	6	(12)	(41)	F	F
Turbomachinery & Process Solutions	132	113	134	17%	(2)%
Digital Solutions	106	96	77	10%	38%
Total segment operating income	475	387	258	23%	84%
Corporate	(98)	(98)	(89)	—%	(11)%
Inventory impairment	(12)	(15)	(12)	20%	(2)%
Restructuring, impairment & other charges	(66)	(146)	(191)	55%	65%
Merger and related costs	(17)	(50)	(159)	66%	89%
Operating income (loss)	282	78	(193)	F	F
Adjusted operating income**	$377	$289	$170	30%	F
**Non-GAAP measure (see Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP).
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the third quarter of 2018 was $282 million. Operating income increased $204 million sequentially and $475 million year-over-year. Total segment operating income was $475 million for the third quarter of 2018, up 23% sequentially and up 84% year-over-year.
Adjusted operating income (a non-GAAP measure) for the third quarter of 2018 was $377 million, which excludes adjustments totaling $95 million before tax, mainly related to restructuring charges, merger and related costs, and inventory impairments. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits.” Adjusted operating income for the third quarter was up $88 million, or 30% sequentially, driven by margin expansion across all product companies. Adjusted operating income was up $207 million year-over-year driven by higher revenues and margin expansion in Oilfield Services, Oilfield Equipment and Digital Solutions, partially offset by Turbomachinery & Process Solutions.
Depreciation and amortization for the third quarter of 2018 was $353 million.
Corporate costs were $98 million in the third quarter of 2018, flat sequentially and up $9 million year-over-year.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Other Financial Items

Income tax expense in the third quarter of 2018 was $110 million.

GAAP diluted earnings per share were $0.03. Adjusted diluted earnings per share were $0.19. Excluded from adjusted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b. The other adjustments (non-operating) were driven by a $85 million charge relating to BJ Services.
Cash flows generated from operating activities were $239 million for the third quarter of 2018. Free cash flow (a non-GAAP measure) for the quarter was $146 million. Free cash flow included $151 million of merger and restructuring-related cash payments. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $94 million for the third quarter of 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	September 30, 2018	June 30, 2018	September 30, 2017	Sequential	Year-over-year
Revenue	$2,993	$2,884	$2,661	4%	12%
Operating income	$231	$189	$88	22%	F
Operating income margin	7.7%	6.6%	3.3%	1.1pts	4.4pts
Oilfield Services (OFS) revenue of $2,993 million for the third quarter increased by $109 million, or 4%, sequentially.
North America revenue was $1,212 million, up 3% sequentially. International revenue was $1,781 million, an increase of 4% sequentially, driven by Asia Pacific, the Middle East and Latin America. From a product line perspective, the sequential increase of 4% in OFS was driven primarily by Drilling Services, Pressure Pumping, Artificial Lift and Completions.
Segment operating income before tax for the quarter was $231 million. Operating income for the third quarter of 2018 was up $42 million, or 22%, sequentially, primarily driven by volume increases, synergy benefits and lower depreciation, partially offset by negative foreign exchange impacts.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	September 30, 2018	June 30, 2018	September 30, 2017	Sequential	Year-over-year
Orders	$553	$1,035	$760	(47)%	(27)%
Revenue	$631	$617	$613	2%	3%
Operating income (loss)	$6	$(12)	$(41)	F	F
Operating income (loss) margin	0.9%	(1.9)%	(6.6)%	2.8pts	7.5pts
Oilfield Equipment (OFE) orders were down $207 million, or 27%, year-over-year, driven primarily by deal timing. Equipment orders were down 41% driven by lower order intake in the Subsea Production Systems and Flexible Pipe businesses. The equipment book-to-bill ratio in the quarter was 0.9. Services orders were up 14% primarily driven by higher order intake in the Drilling Systems and Surface Pressure Control businesses.
OFE revenue of $631 million for the quarter increased $18 million, or 3%, year-over-year. The increase was driven by higher volume in the Subsea Production Systems business, Subsea Drilling Systems business, and Surface Pressure Control business. These increases were partially offset by lower volume in the Flexible Pipe business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Segment operating income before tax for the quarter was $6 million, up $47 million year-over-year. The increase was driven by higher cost productivity, lower impact from foreign exchange, and higher volume.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	September 30, 2018	June 30, 2018	September 30, 2017	Sequential	Year-over-year
Orders	$1,552	$1,498	$1,334	4%	16%
Revenue	$1,389	$1,385	$1,414	—%	(2)%
Operating income	$132	$113	$134	17%	(2)%
Operating income margin	9.5%	8.2%	9.5%	1.3pts	—
Turbomachinery & Process Solutions (TPS) orders were up 16% year-over-year. Equipment orders were down 10%. Service orders were up 41% driven primarily by higher transactional and contractual service orders.
TPS revenue of $1,389 million for the quarter decreased $25 million, or 2%, year-over-year. The decrease was driven by lower equipment volume, partially offset by an increase in revenue in Services as well as Flow and Process Technologies businesses. Equipment revenue in the quarter represented 38% of total segment revenue, and Service revenue represented 62% of total revenue.
Segment operating income before tax for the quarter was $132 million, down $2 million, or 2%, year-over-year. The decline was driven primarily by lower volume, partially offset by deflation benefits and favorable cost productivity.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	September 30, 2018	June 30, 2018	September 30, 2017	Sequential	Year-over-year
Orders	$629	$637	$918	(1)%	(31)%
Revenue	$653	$662	$614	(1)%	6%
Operating income	$106	$96	$77	10%	38%
Operating income margin	16.3%	14.6%	12.5%	1.7pts	3.8pts
Digital Solutions (DS) orders were down 31% year-over-year, driven primarily by the non-repeat of a large Digital order in the third quarter of 2017.
DS revenue of $653 million for the quarter increased 6% year-over-year, mainly driven by the Bently Nevada and Pipeline and Process Solutions businesses, partially offset with lower volume in the Controls business.
Segment operating income before tax for the quarter was $106 million, up 38% year-over-year. The increase year-over-year was primarily driven by increased productivity including synergy realization, and to a lesser extent by higher volume.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Charges & Credits*
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	September 30, 2018	June 30, 2018	September 30, 2017
Operating income (loss) (GAAP)	$282	$78	$(193)
Merger & integration related costs	17	50	159
Restructuring & other	66	146	191
Inventory impairment	12	15	12
Total operating income adjustments	95	211	362
Adjusted operating income (non-GAAP)	$377	$289	$170

Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (loss) (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income/(Loss)

	Three Months Ended
(in millions, except per share amounts)	September 30, 2018	June 30, 2018	September 30, 2017
Net income (loss) attributable to BHGE (GAAP)	$13	$(19)	$(134)
Total operating income adjustments (identified items)	95	211	362
Other adjustments (non-operating) (1)	85	(37)	—
Tax on total adjustments	(5)	(14)	(23)
Total adjustments, net of income tax	175	160	339
Less: adjustments attributable to noncontrolling interests	109	100	212
Adjustments attributable to BHGE	66	60	127
Adjusted net income (loss) attributable to BHGE (non-GAAP)	$78	$41	$(7)

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	414	414	428
Adjusted earnings per Class A share— diluted (non-GAAP)	$0.19	$0.10	$(0.02)

(1)	3Q'18: Driven by charges related to BJ Services; 2Q'18: Driven by a gain on a business sale
Table 1b reconciles net income (loss) attributable to BHGE, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income (loss) attributable to BHGE (a non-GAAP financial measure). Adjusted net income (loss) attributable to BHGE excludes the impact of certain identified items.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended			Nine months ended September 30, 2018
(in millions)	September 30, 2018	June 30, 2018	September 30, 2017
Cash flow from (used in) operating activities (GAAP)	$239	$139	$(195)	$673
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(94)	(161)	(210)	(323)
Free cash flow (non-GAAP)	$146	$(22)	$(405)	$350
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from (used in) operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Management provides non-GAAP financial measures in Tables 1a, 1b, and 1c because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Financial Tables (GAAP)
Condensed Consolidated and Combined Statements of Income (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2018	2017	2018	2017
Revenue	$5,665	$5,301	$16,612	$11,380
Costs and expenses:
Cost of revenue	4,692	4,349	13,862	9,203
Selling, general and administrative expenses	608	795	1,944	1,748
Restructuring, impairment and other	66	191	374	292
Merger and related costs	17	159	113	310
Total costs and expenses	5,383	5,494	16,293	11,553
Operating income (loss)	282	(193)	319	(173)
Other non operating income, net	6	4	51	62
Interest expense, net	(55)	(41)	(164)	(75)
Income (loss) before income taxes and equity in loss of affiliate	233	(230)	206	(186)
Equity in loss of affiliate	(85)	(13)	(139)	(13)
Provision for income taxes	(110)	(114)	(86)	(112)
Net income (loss)	38	(357)	(19)	(311)
Less: Net income attributable to GE Oil & Gas pre-merger	—	—	—	42
Less: Net income (loss) attributable to noncontrolling interests	25	(223)	(83)	(219)
Net income (loss) attributable to BHGE	$13	$(134)	$64	$(134)

Per share amounts:
Basic earnings (loss) per Class A common stock	$0.03	$(0.31)	$0.15	$(0.31)
Diluted earnings (loss) per Class A common stock	0.03	(0.31)	0.15	(0.31)

Weighted average shares:
Basic	412	428	416	428
Diluted	414	428	417	428

Cash dividend per Class A common stock	$0.18	$0.17	$0.54	$0.17

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Condensed Consolidated and Combined Statements of Financial Position
(Unaudited)

(In millions)	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash, cash equivalents and restricted cash (1)	$4,765	$7,030
Current receivables, net	5,809	6,015
Inventories, net	4,681	4,507
All other current assets	863	872
Total current assets	16,118	18,424
Property, plant and equipment - less accumulated depreciation	6,226	6,959
Goodwill	20,790	19,927
Other intangible assets, net	5,831	6,358
Contract and other deferred assets	2,001	2,044
All other assets	2,634	2,788
Total assets (1)	$53,600	$56,500
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,686	$3,377
Short-term debt and current portion of long-term debt (1)	1,000	2,037
Progress collections and deferred income	1,587	1,775
All other current liabilities	2,184	2,038
Total current liabilities	8,457	9,227
Long-term debt	6,293	6,312
Liabilities for pensions and other postretirement benefits	1,082	1,172
All other liabilities	1,205	1,379
Equity	36,563	38,410
Total liabilities and equity	$53,600	$56,500

(1)
Total assets include $936 million and $1,124 million of assets held on behalf of GE, of which $780 million and $997 million is cash and cash equivalents and $156 million and $127 million is investment securities at September 30, 2018 and December 31, 2017, respectively, and a corresponding amount of liability is reported in short term borrowings.

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2018	2017
Cash flows from operating activities:
Net loss	$(19)	$(311)
Adjustments to reconcile net loss to net cash flows from (used in) operating activities:
Depreciation and amortization	1,133	716
Working capital and other operating items, net	(441)	(990)
Net cash flows from (used in) operating activities	673	(585)
Cash flows from investing activities:
Expenditures for capital assets	(653)	(417)
Proceeds from disposal of assets	330	76
Net cash paid for acquisitions	(20)	(3,365)
Other investing items, net	139	(173)
Net cash flows used in investing activities	(204)	(3,879)
Cash flows from financing activities:
Repayment of long-term debt	(673)	—
Dividends paid	(224)	(76)
Distributions to noncontrolling interest	(400)	(122)
Repurchase of Class A common stock	(387)	—
Repurchase of GE common units by BHGE LLC	(638)	—
Net transfer from Parent	—	1,574
Contribution received from GE	—	7,400
Other financing items, net	(325)	(564)
Net cash flows from (used in) financing activities	(2,647)	8,212
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(87)	48
Increase (decrease) in cash, cash equivalents and restricted cash	(2,265)	3,796
Cash, cash equivalents and restricted cash, beginning of period	7,030	981
Cash, cash equivalents and restricted cash, end of period	$4,765	$4,777

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bhge.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:00 a.m. Eastern time, 8:00 a.m. Central time on Tuesday, October 30, 2018, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will also be posted to the Company’s website and available for real-time viewing at investors.bhge.com. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bhge.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2017; the Company's subsequent quarterly reports on Form 10-Q for the quarterly period ended March 31, 2018 and June 30, 2018; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bhge.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Integration activities - the ability to successfully integrate Baker Hughes with GE Oil & Gas, including operations, technologies, products and services.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.

Dependence on GE - any failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Orders and RPO - our ability to execute on orders and RPO and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
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Baker Hughes, a GE company (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world. For more information on Baker Hughes, a GE company visit: www.bhge.com.